EXHIBIT 99
CRT Properties, Inc.

225 NE Mizner Blvd., Suite 200
Boca Raton, Florida 33432

NEWS

FOR IMMEDIATE RELEASE

CRT PROPERTIES, INC. INCREASES PRESENCE IN
FORT LAUDERDALE, FLORIDA

- Signs Agreement To Purchase Two Preeminent Downtown Office Towers -

BOCA RATON, Fl—(BUSINESS WIRE)—Oct. 26, 2004—CRT Properties, Inc. (NYSE:CRO) today announced that it has signed a definitive agreement to acquire two prominent office buildings in Downtown Fort Lauderdale, Florida. The properties are located on East Las Olas Boulevard, the premiere shopping, arts, and business location in Broward County. The 18 and 14 story buildings, encompassing approximately 469,000 square feet of rentable space, were constructed in 1999 and 1996, respectively. The properties are leased to a diverse roster of national, regional and local tenants, and are currently 87% occupied.

The acquisition will be funded with proceeds from a non-recourse first mortgage and the Company’s existing lines of credit. The acquisition is expected to close by the end of November 2004, and the Company anticipates the transaction under the proposed capitalization will be accretive to 2005 funds from operations (FFO) per share.

The Company currently owns Broward Financial Centre, a 324,000 square foot office tower, also located in downtown Fort Lauderdale in a joint venture with an affiliate of Investcorp Properties Limited of New York.

Thomas J. Crocker, Chief Executive Officer of CRT Properties, Inc. commented, “The acquisition of these two Class A buildings compliments our strategic investment philosophy of investing in properties with ‘suburban in-fill’ characteristics. The properties are located in a renowned business, retail and residential area within arguably the most supply-constrained sub-market in South Florida. Furthermore, the area is benefiting dramatically from the emergence of a strong retail amenity base in response to the recent boom in high-end residential construction over the past few years. We believe the combination of a supply constrained sub-market and the properties’ superior quality and location will drive rent growth in the future.”

About CRT Properties, Inc.

CRT Properties, Inc. owns or has interests in 134 office buildings, containing 10.8 million rentable square feet, primarily located in 21 suburban office projects and two urban centers in 12 metropolitan areas in the Southeastern United States, Texas and Maryland. For more information about CRT Properties, Inc., contact its website at http://www.crtproperties.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945.

Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The forward-looking statements contained in this release, including those that refer to management’s plans and expectations for future operations, prospects and financial condition, are subject to certain risks and uncertainties. Actual results could differ materially from current expectations. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of CRT Properties, Inc. Among the factors that could affect the Company’s actual results are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents to creditworthy tenants; changes in interest rates; future demand for its debt and equity securities; and its ability to complete current and future development projects on schedule and on budget. A more detailed discussion of these and other factors is set forth in the “Risk Factors” section of the Company’s SEC reports and filings, including its Annual Report on Form 10-K for the year ended December 31, 2003. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT: CRT Properties, Inc.
Investor Relations
Thomas C. Brockwell, Executive Vice President
1-800-850-2037